UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 6, 2012

API TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-35214	98-0200798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4705 S. Apopka Vineland Road, Suite 210

Orlando, FL 32819

(Address of principal executive offices, including zip code)

(407) 876-0279

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On January 6, 2012, API Technologies Corp. (the “Company”) entered into a First Amendment to Amended and Restated Credit Agreement (the “Amendment”) with each of the Lenders (as defined below) party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent (the “Agent”), which amends the Amended and Restated Credit Agreement, dated as of June 27, 2011 (the “Credit Agreement”), among the Company, the lenders from time to time party thereto (the “Lenders”) and the Agent.

The Amendment provides for certain pro forma adjustments relating to the Company’s acquisition of Spectrum Control, Inc. and Commercial Microwave Technology, Inc. to be made to the calculation of the financial covenants set forth in the Credit Agreement for the four quarter period ended November 30, 2011. In addition, the Amendment provides that the Company and its subsidiaries shall apply the net sale proceeds of any sale leaseback transaction involving real property to prepay outstanding terms loans under the Credit Agreement. The amendments described above are deemed effective as of November 30, 2011.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	First Amendment to Amended and Restated Credit Agreement, dated as of January 6, 2012 and effective as of the First Amendment Effective Date (as defined therein), among API Technologies Corp., the Lenders (as defined therein) party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

API TECHNOLOGIES CORP.

By:	/s/ Brian R. Kahn
Name: Brian R. Kahn
Title: Chairman and Chief Executive Officer

Date: January 11, 2012

EXHIBIT INDEX

Exhibit No.	Description
10.1	First Amendment to Amended and Restated Credit Agreement, dated as of January 6, 2012 and effective as of the First Amendment Effective Date (as defined therein), among API Technologies Corp., the Lenders (as defined therein) party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.